Exhibit 99.2

For the twelve month period ended March 31, 2014, on a pro forma basis after giving effect to (i) the acquisition of an additional 33% interest in SemCrude Pipeline, L.L.C. (“SCPL”) that occurred on December 16, 2013 and (ii) the acquisition of the remaining 33% interest in SCPL, as if these acquisitions had occurred on April 1, 2013, the Partnership generated Adjusted EBITDA of $114.1 million.

We define Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, earnings from equity method investments, and any other non-cash adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities plus cash distributions from equity method investments.

Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations.

Net income (loss) and cash provided by (used in) operating activities are the GAAP measures most directly comparable to Adjusted EBITDA. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitation of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between Adjusted EBITDA, on the one hand, and net income (loss) and net cash provided by (used in) operating activities, on the other hand, and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results.

The following table presents a reconciliation of pro forma Adjusted EBITDA to net income and net cash provided by operating activities, the most directly comparable GAAP financial measures for the twelve months ended March 31, 2014.

Pro Forma Twelve Months Ended March 31, 2014
(Unaudited; in thousands)
Reconciliation of net income to Adjusted EBITDA:
Net income	$53,871
Add:
Interest expense	17,819
Depreciation and amortization	30,192
Distributions from equity method investment	57,369
Non-cash equity compensation	923
Loss (gain) on disposal of long-lived assets, net	(65)
Less:
Earnings from equity method investment	46,100
Impact from derivative instruments:
Total gain (loss) on derivatives, net	(1,856)
Total realized (gain) loss (cash outflow) on derivatives, net	1,756

Non-cash unrealized gain (loss) on derivatives, net	(100)

Adjusted EBITDA	$114,109

Pro Forma Twelve Months Ended March 31, 2014
(Unaudited; in thousands)
Reconciliation of net cash provided by operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$92,649
Less:
Changes in operating assets and liabilities, net	6,766
Add:
Interest expense, excluding amortization of debt issuance costs	16,946
Distributions in excess of equity in earnings of affiliates	11,280

Adjusted EBITDA	$114,109